First Cal 8-K

Exhibit 99.1

For further Information:

At the Company: Ron Santarosa 805-322-9333	At PondelWilkinson: Robert Jaffe 310-279-5969	Corporate Headquarters Address: 3027 Townsgate Road, Suite 300 Westlake Village, CA 91361

FIRST CALIFORNIA REPORTS IMPROVED 2010 FOURTH-QUARTER, FULL-YEAR FINANCIAL RESULTS

-- Company to host conference call today at 11 a.m. Pacific Time --

WESTLAKE VILLAGE, Calif., February 3, 2011 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today reported improved consolidated financial results for the fourth quarter and full year ended December 31, 2010, with significantly increased net income over the prior-year periods.  The company also announced that it will host a conference call later today at 11 a.m. Pacific (2 p.m. Eastern) to review its financial results.

For the 2010 fourth quarter, net income advanced to $1.1 million from a net loss of $2.9 million for the same quarter of the prior year.  Preferred dividends were $312,500 for both the fourth quarter of 2010 and 2009.  Net income available to common shareholders was $767,000, or $0.03 per diluted share, compared to net loss available to common shareholders of $3.2 million, or $0.27 per share, for the 2009 fourth quarter.

“Our fourth quarter operating performance reflects continued revenue growth and improved net interest margin,” said C. G. Kum, President and Chief Executive Officer.  “During the past year, opportunities for increasing our revenue have been limited by low interest rates and weak loan demand.  We, however, have used this time to strengthen our capital position and reserve levels, increase our core deposits and reduce our operating expenses.  We believe the steps we have taken provide a solid foundation for earnings growth in 2011 and beyond.”

2010 Fourth Quarter Financial Highlights:

▪	The acquisition of Western Commercial Bank in an FDIC-assisted transaction, recognizing a $2.3 million gain on the purchase, and completed the integration and conversion within 35 days;

▪	Net interest income grew 9 percent to $12.1 million from $11.1 million for the 2010 third quarter;

▪	Net interest margin rose to 3.59 percent from 3.46 percent for the 2010 third quarter;

▪
Non-covered nonaccrual loans declined to $18.2 million from $22.4 million at September 30, 2010, and net charge-offs (non-annualized) as a percentage of average non-covered loans declined to 0.07 percent for the 2010 fourth quarter from 0.40 percent for the 2010 third quarter;

▪	The allowance for loan losses was $17.0 million, compared with $16.5 million for the 2010 third quarter;

▪	Core deposits remained strong at 77 percent of total deposits at December 31, 2010;

▪	Tangible book value per common share was $3.65 at both December 31, 2010 and September 30, 2010.

2010 Full Year Financial Highlights:

▪	Net income was $1.4 million versus a net loss of $4.7 million for 2009;

▪	The company substantially increased tier 1 capital and tangible common equity through the completion of a common stock offering in the 2010 first quarter with gross proceeds of $41.4 million;

▪	The company added three lending teams to further increase market share in its service areas;

▪	Provision for loan losses dropped to $8.3 million in 2010 from $16.6 million in 2009;

First California Financial Group, Inc.	NASDAQ: FCAL
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▪	At December 31, 2010:

o	Loans increased 7 percent to $1.0 billion from $939.2 million at prior year-end;

o	Core non-maturity deposits increased $68.4 million, or 9 percent, to $808.6 million from the end of the previous year;

o	Non-covered past due and nonaccrual loans declined to $29.9 million from $54.8 million at December 31, 2009;

▪	Operating expenses fell 9 percent to $37.8 million from $41.5 million for 2009;

▪
Completed an FDIC-assisted transaction in November 2010 and entered into a definitive purchase agreement in December 2010 to acquire the electronic banking solutions division of Palm Desert National Bank, which is expected to close at the end of the 2011 first quarter.

Asset Quality

Non-covered nonaccrual loans decreased to $18.2 million at December 31, 2010 from $22.4 million at September 30, 2010 and $40.0 million at December 31, 2009.  The fourth quarter decrease primarily reflects the payoff received on a $3.6 million shared national credit.  Non-covered loans past due 30 to 89 days increased to $11.6 million at December 31, 2010, primarily due to an $8.3 million construction loan representing a completed high-end residence in Beverly Hills, California.

Non-covered foreclosed properties at the end of the 2010 fourth quarter declined to $26.0 million from $27.9 million at September 30, 2010.  The reduction includes a $2.1 million valuation allowance on a $20.1 million completed commercial construction project.  As a result, foreclosed property charges were $2.2 million for the 2010 fourth quarter compared with $185,000 for the 2010 third quarter.  Non-covered non-performing assets (foreclosed properties, nonaccrual loans and loans 90 days past due and accruing) to total assets was 2.91 percent at December 31, 2010 compared with 3.36 percent at September 30, 2010 and 3.09 percent at December 31, 2009.

At December 31, 2010, the company had $53.8 million of covered loans, of which $4.3 million were classified as non-accrual, and $1.0 million of foreclosed property.  The covered loans and foreclosed property were acquired in the FDIC-assisted Western Commercial Bank transaction for which the FDIC will share in the losses, if any, arising from the collection of these loans and the sale of the foreclosed property.

The allowance for loan losses was $17.0 million, or 1.80 percent of non-covered loans, at the end of the 2010 fourth quarter compared with $16.5 million, or 1.80 percent of non-covered loans, at the end of the 2010 third quarter.  At year-end 2009, the allowance was $16.5 million, or 1.76 percent of total loans.  Net loan charge-offs for the 2010 fourth quarter fell to $666,000 from $3.6 million for the 2010 third quarter, which included a $3.4 million charge-off on a $15.0 million shared national credit.  Net loan charge-offs to average non-covered loans declined to 0.85 percent for 2010 from 0.89 percent for 2009.

The provision for loan losses decreased to $1.2 million for the 2010 fourth quarter from $3.6 million for the 2010 third quarter, due to a decline in charge-offs in the 2010 fourth quarter compared with the 2010 third quarter.

Financial Results

For the 2010 fourth quarter, net interest income before the provision for loan losses increased 9 percent to $12.1 million from $11.1 million for the 2010 third quarter.  Net interest margin (on a taxable equivalent basis) rose to 3.59 percent from 3.46 percent for the 2010 third quarter.  The increase in the net interest income and net interest margin principally reflects the shift to higher-yielding loans from lower-yielding assets, the decline in cost of interest-bearing liabilities and the increase in the level of interest-earning assets.

First California Financial Group, Inc.	NASDAQ: FCAL
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Service charges, fees and other income increased 7 percent to $1.2 million from $1.1 million for the 2010 third quarter.

Operating expenses for the 2010 fourth quarter were $9.4 million compared with $9.1 million for the 2010 third quarter.  Operating expenses exclude intangible amortization and foreclosed property gains, losses and expenses.  The increase reflects increases to the company’s workforce as a result of the Western Commercial Bank acquisition and the addition of a new lending team.

Pre-tax, pre-provision earnings increased 13 percent to $3.1 million from to $2.7 million for the 2010 third quarter.  Pre-tax, pre-provision earnings exclude gains on securities transactions and asset quality charges (provision for loan losses, securities impairment and foreclosed property gains, losses and expenses).

At December 31, 2010, loans increased to $1.0 billion from $918.7 million at September 30, 2010.  The increase includes $53.8 million of covered loans acquired in the FDIC-assisted Western Commercial Bank transaction and the purchase of $28.3 million of recently originated home mortgages at the beginning of the quarter.

Deposits as of December 31, 2010 increased to $1.2 billion from $1.09 billion at September 30, 2010.  Core non-maturity deposits increased $45.9 million, or 6 percent, to $808.6 at December 31, 2010 from $762.7 million at the end of the 2010 third quarter.

Capital Resources

Shareholders’ equity was $198.0 million at the close of the 2010 fourth quarter compared with $198.3 million at September 30, 2010.  The company’s book value per common share was $6.16 at December 31, 2010 compared with $6.17 at September 30, 2010.  Tangible book value per common share was $3.65 at both December 31, 2010 and September 30, 2010.

At December 31, 2010, First California’s preliminary total risk-based and leverage capital ratios were 16.78 percent and 11.00 percent, respectively.  At the end of the 2010 third quarter, the total risked-based capital ratio was 16.91 percent and the leverage capital ratio was 11.49 percent.  The company’s ratio of tangible common equity to tangible assets was 7.08 percent at quarter end and 7.19 percent at the end of the 2010 third quarter.  Total assets were $1.52 billion at December 31, 2010 compared with $1.50 billion at September 30, 2010.

Kum concluded: “Proceeding into 2011, we plan to further expand our product offerings and add new revenue streams with attractive margins, as exemplified by our recent agreement to acquire the electronic banking services business from Palm Desert National Bank.  We will continue to build upon our strengths, progress and momentum.”

Use of Non-GAAP Financial Measures

This news release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules.  Tangible common equity as a percentage of tangible assets is a non-GAAP financial measure.  Tangible common equity to tangible assets represents tangible common equity, calculated as total shareholders’ equity less preferred stock and related dividend and accretion of preferred stock discount, goodwill and intangible assets, net, divided by total assets less goodwill and other intangible assets, net.  Management believes that this measure is useful when comparing banks with preferred stock due to TARP funding to banks without preferred stock on their balance sheet and for evaluating a company’s capital levels.  This information is being provided in response to market participant interest in this financial metric.  This information is not intended to be considered in isolation or as a substitute for the relevant measures calculated in accordance with U.S. GAAP.  The reconciliation of this non-GAAP financial measure to GAAP financial measure is provided as an attachment to the financial tables.

First California Financial Group, Inc.	NASDAQ: FCAL
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Conference Call and Webcast

First California will hold a conference call today, February 3, 2011 at 11 a.m. Pacific (2 p.m. Eastern) to discuss the company’s 2010 fourth quarter and full year financial performance.  Investment professionals are invited to participate in the live call by dialing 877-317-6789 (domestic), or 412-317-6789 (international) and requesting the First California conference call.  Other interested parties are invited to listen to the live call through a live, listen-only audio Internet broadcast at www.fcalgroup.com.  Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  For those who are not available to listen to the live broadcast, the call will be archived on the same Web site for one year.  A telephonic replay of the call will be available one hour after the end of the conference through February 18, 2011 by dialing 877-344-7529 (domestic) or 412-317-0088 (international) and entering replay passcode 448019.

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is the holding company of First California Bank. Celebrating 31 years of business in 2010, First California is a regional force of strength and stability in Southern California banking with assets in excess of $1.5 billion and led by an experienced team of bankers.  The company specializes in serving the comprehensive financial needs of the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate development and construction companies.  Committed to providing the best client service available in its markets, First California offers a full line of quality commercial banking products through 18 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties.  The holding company’s Web site can be accessed at www.fcalgroup.com.  For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward-Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California’s asset quality and capital position, the company’s ability to enhance efficiencies and manage costs and the expected continued progress in consolidating operations and the benefits of those activities, the monitoring of and management of risks in First California’s loan portfolio, the adequacy of sources of liquidity to support First California’s operations and strategic plans, the monitoring of and response to changing market conditions, and the status of the economy in the Southern California communities served by First California.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business are less favorable than expected, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California to retain customers, demographic changes, demand for the products or services of First California as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California's results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements.  For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled "Risk Factors" in First California's Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission ("SEC"). The documents filed by First California with the SEC may be obtained at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

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First California Financial Group
Unaudited Quarterly Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	31-Dec-10	30-Sep-10	30-Jun-10	31-Mar-10	31-Dec-09

Income statement summary
Net interest income	$12,108	$11,107	$10,806	$10,673	$11,091
Service charges, fees & other income	1,199	1,116	1,133	1,079	1,232
Operating expenses	9,383	9,083	9,866	9,422	10,372
Provision for loan losses	1,199	3,618	1,766	1,754	6,350
Foreclosed property (gain)/loss & expense	2,224	185	(223)	78	1,121
Amortization of intangible assets	416	416	417	416	416
Gain on securities transactions	548	1,204	130	132	2,159
Integration/conversion expense	430	-	-	-	-
Gain on acquisition	2,312	-	-	-	-
Impairment loss on securities	708	23	-	18	942
Income (loss) before tax	1,807	102	243	196	(4,719)
Tax expense (benefit)	727	38	96	79	(1,855)
Net income (loss)	$1,080	$64	$147	$117	$(2,864)
Net income (loss) available
to common shareholders	$767	$(249)	$(166)	$(196)	$(3,177)

Common shareholder data
Basic earnings (loss) per common share	$0.03	$(0.01)	$(0.01)	$(0.02)	$(0.27)
Diluted earnings (loss) per common share	$0.03	$(0.01)	$(0.01)	$(0.02)	$(0.27)
Book value per common share	$6.16	$6.17	$6.18	$6.12	$11.45
Tangible book value per common share	$3.65	$3.65	$3.64	$3.57	$5.23
Shares outstanding	28,170,760	28,174,076	28,175,564	28,182,048	11,622,893
Basic weighted average shares	28,171,552	28,174,092	28,181,602	12,910,057	11,625,386
Diluted weighted average shares	28,494,729	28,174,092	28,181,602	12,910,057	11,625,386

Selected ratios, yields and rates
Return on average assets	0.28%	0.02%	0.04%	0.03%	-0.77%
Return on average tangible assets	0.30%	0.02%	0.04%	0.03%	-0.81%
Return on average equity	2.16%	0.13%	0.30%	0.28%	-7.08%
Return on average common equity	1.75%	-0.57%	-0.38%	-0.52%	-9.34%
Return on average tangible common equity	3.89%	-0.03%	0.30%	0.23%	-18.63%
Equity to assets	13.02%	13.23%	13.65%	13.67%	10.77%
Tangible equity to tangible assets	8.78%	8.91%	9.19%	9.13%	6.12%
Tangible common equity to tangible assets	7.08%	7.19%	7.42%	7.36%	4.38%
Total risk-based capital ratio:
First California Bank	16.31%	16.34%	16.66%	16.38%	12.17%
First California Financial Group, Inc.	16.78%	16.91%	17.33%	17.08%	12.69%
Yield on loans	5.74%	5.83%	5.63%	5.67%	5.60%
Yield on securities	1.76%	2.15%	2.22%	1.90%	3.01%
Yield on federal funds sold and deposits w/banks	0.33%	0.28%	0.27%	0.72%	0.26%
Total earning assets yield	4.64%	4.57%	4.77%	4.62%	4.70%
Rate paid on interest-bearing deposits	0.97%	0.99%	1.00%	1.12%	1.26%
Rate paid on borrowings	3.48%	3.72%	3.86%	3.83%	3.84%
Rate paid on junior subordinated debt	6.26%	6.55%	6.56%	6.56%	6.98%
Total rate paid on interest bearing funds	1.44%	1.54%	1.56%	1.66%	1.79%
Net interest spread	3.20%	3.03%	3.21%	2.96%	2.91%
Net interest margin (tax equivalent)	3.59%	3.46%	3.40%	3.39%	3.35%
Cost of all deposits	0.69%	0.69%	0.71%	0.80%	0.91%
Efficiency ratio	80.73%	75.97%	81.82%	80.99%	100.98%

First California Financial Group
Unaudited Quarterly Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	31-Dec-10	30-Sep-10	30-Jun-10	31-Mar-10	31-Dec-09

Balance sheet data - period end
Total assets	$1,521,334	$1,498,932	$1,452,999	$1,440,267	$1,459,821
Shareholders' equity	198,041	198,284	198,384	196,835	157,226
Common shareholders' equity	173,413	173,770	173,985	172,550	133,056
Tangible common shareholders' equity	102,778	102,718	102,517	100,666	60,755
Earning assets	1,336,570	1,283,963	1,275,540	1,278,641	1,308,628
Loans	1,001,615	918,708	891,541	919,304	939,246
Securities	272,439	272,381	286,100	293,081	349,645
Federal funds sold & other	62,516	92,874	97,899	66,166	19,737
Interest-bearing funds	982,945	985,194	906,883	929,495	977,358
Interest-bearing deposits	824,640	780,402	751,354	769,229	807,105
Borrowings	131,500	178,000	128,750	133,500	143,500
Junior subordinated debt	26,805	26,792	26,779	26,766	26,753
Goodwill and other intangibles	70,635	71,052	71,468	71,884	72,301
Deposits	1,156,288	1,089,366	1,092,457	1,075,495	1,124,715

Balance sheet data - period average
Total assets	$1,519,386	$1,449,937	$1,433,981	$1,443,100	$1,477,350
Shareholders' equity	198,163	198,703	197,601	167,979	160,499
Common shareholders' equity	173,592	173,878	173,268	152,803	135,029
Tangible common shareholders' equity	102,748	102,618	101,592	80,710	62,520
Earning assets	1,341,797	1,274,996	1,278,026	1,282,707	1,313,341
Loans	991,723	890,221	913,251	929,662	929,530
Securities	293,721	287,370	278,395	341,890	309,417
Federal funds sold & other	56,353	97,405	86,380	11,155	74,394
Interest-bearing funds	983,214	919,381	916,653	955,644	992,918
Interest-bearing deposits	822,421	761,104	759,183	789,843	820,455
Borrowings	130,625	131,492	130,698	139,042	145,717
Junior subordinated debt	26,798	26,785	26,772	26,759	26,746
Goodwill and other intangibles	70,844	71,260	71,676	72,093	72,509
Deposits	1,153,795	1,084,990	1,070,126	1,094,890	1,135,616

Asset quality data & ratios

Non-covered assets:
Loans past due 30 to 89 days & accruing	$11,630	$2,003	$1,078	$2,520	$14,592
Loans past due 90 days & accruing	-	-	-	-	200
Nonaccruing loans	18,241	22,398	13,192	37,034	39,958
Total past due & nonaccrual loans	$29,871	$24,401	$14,270	$39,554	$54,750

Foreclosed property	$26,011	$27,906	$27,850	$5,997	$4,893

Loans	$947,786	$890,221	$913,251	$929,662	$929,530

Net loan charge-offs	$666	$3,570	$912	$2,661	$1,981
Allowance for loan losses	$17,033	$16,500	$16,452	$15,598	$16,505
Allowance for loan losses to loans	1.80%	1.80%	1.85%	1.70%	1.76%

Covered assets:
Loans past due 30 to 89 days & accruing	$4,877	$-	$-	$-	$-
Loans past due 90 days & accruing	400	-	-	-	-
Nonaccruing loans	4,325	-	-	-	-
Total past due & nonaccrual loans	$9,602	$-	$-	$-	$-

Foreclosed property	$977	$-	$-	$-	$-

Loans	$53,829	$-	$-	$-	$-

Net loan charge-offs	$-	$-	$-	$-	$-
Allowance for loan losses	$-	$-	$-	$-	$-
Allowance for loan losses to loans	0.00%	0.00%	0.00%	0.00%	0.00%

First California Financial Group
Unaudited Quarterly Financial Results

	Three months ended December 31,		Twelve months ended December 31,
	2010	2009	2010	2009
(in thousands, except per share data)
Interest income:
Interest and fees on loans	$14,359	$13,295	$53,240	$52,439
Interest on securities	1,288	2,239	5,914	12,086
Interest on federal funds sold and interest bearing deposits	47	48	196	416
Total interest income	15,694	15,582	59,350	64,941
Interest expense:
Interest on deposits	2,021	2,612	7,973	12,131
Interest on borrowings	1,145	1,412	4,945	5,924
Interest on junior subordinated debentures	420	467	1,736	1,832
Total interest expense	3,586	4,491	14,654	19,887
Net interest income before provision for loan losses	12,108	11,091	44,696	45,054
Provision for loan losses	1,199	6,350	8,337	16,646
Net interest income after provision for loan losses	10,909	4,741	36,359	28,408
Noninterest income:
Service charges on deposit accounts	850	840	3,225	3,516
Loan sales and commissions	28	(6)	55	70
Net gain on sale of securities	548	2,159	2,014	6,469
Impairment loss on securities	(708)	(942)	(749)	(1,507)
Market gain on foreclosed assets	-	-	691	-
Gain on acquisition	2,312	-	2,312	-
Other income	321	398	1,248	1,486
Total noninterest income	3,351	2,449	8,796	10,034
Noninterest expense:
Salaries and employee benefits	4,735	4,832	19,014	20,867
Premises and equipment	1,638	1,667	6,268	6,538
Data processing	764	591	2,564	2,403
Legal, audit and other professional services	817	961	2,033	2,719
Printing, stationery and supplies	64	157	258	757
Telephone	211	222	841	986
Directors’ fees	93	123	428	521
Advertising, marketing and business development	212	200	918	1,380
Postage	53	55	212	245
Insurance and assessments	567	872	2,944	3,376
Loss on and expense of foreclosed property	2,224	1,121	2,954	1,563
Amortization of intangible assets	416	416	1,666	1,626
Market loss on loans held-for-sale	-	-	-	709
Other expenses	659	692	2,705	3,166
Total noninterest expense	12,453	11,909	42,805	46,856
Income (loss) before provision for income taxes	1,807	(4,719)	2,350	(8,414)
Provision (benefit) for income taxes	727	(1,855)	940	(3,753)
Net income (loss)	$1,080	$(2,864)	$1,410	$(4,661)

Net income (loss) available to common shareholders	$767	$(3,177)	$160	$(5,793)

First California Financial Group
Unaudited Quarterly Financial Results

	December 31,	December 31,
(in thousands)	2010	2009

Cash and due from banks	$25,487	$26,757
Interest bearing deposits with other banks	62,516	19,737
Securities available-for-sale, at fair value	272,439	349,645
Loans, net	984,582	922,741
Premises and equipment, net	19,710	20,286
Goodwill	60,720	60,720
Other intangibles, net	9,915	11,581
Deferred tax assets, net	4,563	6,046
Cash surrender value of life insurance	12,232	11,791
Foreclosed property	26,988	4,893
FDIC loss-share indemnification asset	16,725	-
Accrued interest receivable and other assets	25,457	25,624

Total assets	$1,521,334	$1,459,821

Non-interest checking	$331,648	$317,610
Interest checking	88,638	82,806
Money market and savings	388,289	339,750
Certificates of deposit, under $100,000	84,133	116,012
Certificates of deposit, $100,000 and over	263,580	268,537
Total deposits	1,156,288	1,124,715

Securities sold under agreements to repurchase	45,000	45,000
Federal Home Loan Bank advances	86,500	98,500
Junior subordinated debentures	26,805	26,753
Accrued interest payable and other liabilities	8,700	7,627

Total liabilities	1,323,293	1,302,595

Total shareholders’ equity	198,041	157,226

Total liabilities and shareholders’ equity	$1,521,334	$1,459,821

FIRST CALIFORNIA FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON - GAAP FINANCIAL MEASURES
(unaudited)

(in thousands except for share data and ratios)	12/31/2010	12/31/2009

Total shareholders' equity	$198,041	$157,226
Less: Goodwill and intangible assets	(70,635)	(72,301)
Tangible equity	127,406	84,925
Less: Preferred stock	(24,628)	(24,170)
Tangible common equity	$102,778	$60,755

Total assets	$1,521,334	$1,459,821
Less: Goodwill and intangible assets	(70,635)	(72,301)
Tangible assets	$1,450,699	$1,387,520

Common shares outstanding	28,170,760	11,622,893

Tangible equity to tangible assets	8.78%	6.12%
Tangible common equity to tangible assets	7.08%	4.38%
Tangible book value per common share	$3.65	$5.23
	Three months ended
	12/31/2010	9/30/2010
Net income (loss) available to common shares	$767	$(249)
Less: amortization of intangible assets, net of tax	241	241
Net income (loss) available to tangible common shares	$1,008	$(8)

	Three months ended		Twelve months ended
	12/31/2010	9/30/2010	12/31/2010	12/31/2009

Noninterest expense	$12,453	$9,684	$42,805	$46,856
Less: amortization of intangible assets	(416)	(416)	(1,666)	(1,626)
Less: loss on and expense of foreclosed property	(2,224)	(185)	(2,954)	(1,563)
Less: integration/conversion expenses	(430)	-	(430)	(774)
Less: market loss on loans held-for-sale	-	-	-	(709)
Less: FDIC special insurance assessment	-	-	-	(675)
Operating expenses	$9,383	$9,083	$37,755	$41,509

	Three months ended		Twelve months ended
	12/31/2010	9/30/2010	12/31/2010	12/31/2009

Income (loss) before provision for income taxes	$1,807	$102	$2,350	$(8,414)
Add back: provision for loan losses	1,199	3,618	8,337	16,646
Add back: impairment loss on securities	708	23	749	1,507
Add back: loss on and expense of foreclosed property	2,224	185	2,954	1,563
Less: gain on acquisition	(2,312)	-	(2,312)	-
Less: net gain on sale of securities	(548)	(1,204)	(2,014)	(6,469)
Pre-tax, pre-provision income	$3,078	$2,724	$10,064	$4,833